Exhibit 21.1

Subsidiaries of the Registrant

The registrant has the following subsidiaries:

Name of Subsidiary                    State of Organization        Ownership

Guild Mortgage Company LLC                California            100%
Guild Financial Express, Inc.                California            100%
Guild Administration Corp.                California            100%
Guild Mortgage Co SPE W40, LLC            Delaware            100%
Mission Village Insurance Agency            California            100%
Blue Granite Mortgage, LLC                Delaware            51%
Bellco Home Loans, LLC                Colorado            51%